REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
As filed with the Securities and Exchange Commission on January 30, 2006

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CINTAS CORPORATION
(Exact name of Registrant as Specified in its Charter)

Washington	31-1188630
(State Or Other Jurisdiction Of Incorporation Or Organization)	(IRS Employer Identification Number)

6800 Cintas Boulevard
Cincinnati, Ohio 45262
(513) 459-1200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2005 EQUITY COMPENSATION PLAN
(Full Title of the Plan)

_________________

Copies of all communications to:

Gary P. Kreider, Esq.
Keating Muething & Klekamp PLL
One East Fourth Street, Suite 1400
Cincinnati, Ohio 45202
Telephone: (513) 579-6400
Facsimile: (513) 579-6457
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price Per Share	Proposed maximum aggregate offering price	Amount of registration fee((2))
Common Stock	14,000,000 Shares	$ 40.26(1)	$563,640,000(1)	$60,309.48

(1)	Estimated to calculate registration fee.

(2)	Calculated pursuant to Rule 457(h) based on the average of the high and low prices of the Common Stock on the Nasdaq National Market on January 23, 2006 of $40.26 per share.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

        The following documents filed by Cintas Corporation with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

1.	Cintas Corporation’s Annual Report on Form 10-K for the fiscal year ended May 31, 2005.

2.	Cintas Corporation’s Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 2005 and November 30, 2005.

3.	Cintas Corporation’s Current Reports on Form 8-K filed on June 14, 2005, August 4, 2005, August 19, 2005 and January 25, 2006.

4.	The description of Cintas Corporation’s Common Stock contained in the Registration Statement on Form 8-A, SEC File No. 0-11399, registering Cintas Common Stock under Section 12 of the Securities Exchange Act of 1934, which describes the class of securities being registered hereunder.

        All reports and other documents subsequently filed by Cintas Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all Common Stock offered has been sold or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.    Description of Securities

         Not Applicable.

Item 5.    Interests of Named Experts and Counsel

         Not Applicable.

Item 6.    Indemnification of Directors and Officers

        Section 23B.08.510 of the Washington Business Corporation Act (“WBCA”) authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. Section 23B.08.560 of the WBCA authorizes a corporation by provision in its articles of incorporation, bylaws adopted by the shareholders, or a resolution adopted or ratified, before or after the event, by the shareholders, to agree to indemnify a director and obligate itself to advance or reimburse expenses without regard to the provisions of Sections 23B.08.510 through .550; provided however that no such indemnity shall be made for or on account of any (a) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (b) conduct in violation of Section 23B.08.310 of the WBCA (which section relates to unlawful distributions) or (c) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled. Cintas Corporation’s Bylaws provide indemnification of Cintas’ officers and directors and advancement of expenses to the fullest extent not prohibited by applicable law.

        Cintas Corporation’s Amended and Restated Articles of Incorporation contain a provision eliminating the personal liability of directors to Cintas or its shareholders for monetary damages arising under the conduct as a director. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the WBCA or (iii) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled.

Item 7.    Exemption from Registration Claimed

         Not Applicable.

Item 8.    Exhibits*

Exhibit 4	2005 Equity Compensation Plan (incorporated by reference in Cintas Corporation's Proxy Statement filed September 1, 2005)

Exhibit 5	Opinion of Keating Muething & Klekamp PLL

Exhibit 23.1	Consent of Ernst & Young LLP

Exhibit 23.2	Consent of Keating Muething & Klekamp PLL (included in Exhibit 5)

Exhibit 24	Power of Attorney (contained in the signature page)

*All Exhibits filed herewith unless otherwise indicated

Item 9.    Undertakings

        9.1    The undersigned registrant hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)        to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (ii)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        9.2    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        9.3    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio, on January 24, 2006.

CINTAS CORPORATION BY: /s/Scott D. Farmer —————————————— Scott D. Farmer Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Persons whose names are marked with an (*) below hereby designate Thomas E. Frooman as their attorney-in-fact to sign all amendments, including any post-effective amendments, to this Registration Statement as well as any related registration statement (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933.

Signature	Capacity	Date
/s/Richard T. Farmer *Richard T. Farmer	Chairman of the Board of Directors	January 24, 2006

/s/Robert J. Kohlhepp	Vice Chairman of the Board	January 24, 2006
*Robert J. Kohlhepp	and Director

/s/Scott D. Farmer	Chief Executive Officer, President	January 24, 2006
*Scott D. Farmer	and Director

/s/Paul R. Carter	Director	January 24, 2006
*Paul R. Carter

/s/Gerald V. Dirvin	Director	January 24, 2006
*Gerald V. Dirvin

/s/Joyce Hergenhan	Director	Janyuary 24, 2006
*Joyce Hergenhan

/s/Roger L. Howe	Director	January 24, 2006
*Roger L. Howe

/s/David C. Phillips	Director	January 24, 2006
*David C. Phillips

/s/William C. Gale	Principal Financial Officer and	January 24, 2006
*William C. Gale	Principal Accounting Officer